FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities
		Exchange Act of 1934, Section 17(a) of the Public
          Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of
          1940

_____		Check this box if no
			longer subject to
			Section 16.  Form 4
			or Form 5 obligations
			may continue.  See
			Instruction 1(b).

1. Name and Address of Reporting Person
Depenbrock		Thomas	J.
(Last)			(First)		(Middle)

NS Group, Inc.
            Ninth and Lowell Streets
	(Street)

	Newport		KY		41072
	(City)			(State)		(Zip)

2. Issuer Name and Ticker or Trading Symbol
NS Group, Inc.  (NSS)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year
11/99

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

		Director
	X	Officer (give title) Vice President and
				Corporate Controller

			10% Owner
			Other (specify)

7. Individual or Joint/Group Filing (Check applicable line)
X	Form filed by one Reporting Person
	Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1. Title of Security (Instr. 3)
a) Common Stock
b) Common Stock
c) Common Stock

2. Transaction Date (Month/Day/Year)
a) 11/10/99
b) 11/10/99
c) 11/10/99

3. Transaction Code (Instr. 8)

Code			V
a) M
b) S
c) S

4. Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)

Amount		(A) or (D)		Price
a) 7,000 Shares	       A			$9.53/share
b) 1,000 Shares	       D			$10.3125/share
c)  6,000 Shares	       D			$10.125/share

5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

9,813 Shares

6. Ownership Form:  Direct (D) or Indirect (I) (Instr. 3 and 4)

5,950 D
3,863 I

7. Nature of Indirect Beneficial Ownership (Instr. 4)
By NS Group, Inc. Salaried Employees Retirement Savings Plan

Table II  --  Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)
Employee stock option


2. Conversion or Exercise of Price of Derivative Security
$9.53

3. Transaction Date (Month/Day/Year)
11/10/99

4. Transaction Code (Instr. 8)
M

5. Number of Derivative Securities Acquired (A) or
Disposed of (D) (Instr. 3,4, and 5)
	7,000 D

6. Date Exercisable and Expiration Date
(Month/Day/Year)

Date Exercisable		Expiration Date
Note 1				  12/4/99

7. Title and Amount of Underlying Securities
(Instr. 3 and 4)

	Title				Amount or Number of Shares
	Common Stock		7,000 shares

8.	Price of Derivative Security (Instr. 5)

9.	Number of Derivative Securities Beneficially
Owned at End of Month (Instr. 4)
0

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

11. Nature of Indirect Beneficial Ownership (Instr. 4)


/s/ Thomas J. Depenbrock				December 1, 1999
Signature of Reporting Person			Date

Explanation of Responses:
Note 1: Exercisable in annual increments of 20% beginning three years after date of grant.